Exhibit 99.1

Investors

Trey Huffman

404-748-6219

huffmanal@elnk.com

Media

Bert Kelly

678-891-0317

Bert.kelly@elnk.com

EARTHLINK ANNOUNCES ADDITION TO BOARD OF DIRECTORS

ATLANTA — Nov. 3, 2015 — EarthLink Holdings Corp. (NASDAQ: ELNK), a leading managed network, security and cloud solutions provider for multi-location businesses, today announced the appointment of Walter L. Turek to EarthLink’s Board of Directors. Mr. Turek is currently the Executive Chairman of Ascentis Corporation, a provider of human resources software and solutions.

“We are excited to welcome Walter to our board,” commented Joseph F. Eazor, Chief Executive Officer and President. “Walter’s substantial executive experience in sales and marketing will be invaluable to EarthLink’s growth as a nationwide managed network, security and cloud solutions provider.”

Mr. Turek has more than 30 years of sales and marketing experience. From 2002 until his retirement in 2009, Mr. Turek served as Senior Vice President of Sales and Marketing at Paychex, Inc., a publicly-traded, leading provider of payroll and human resource services solutions. In 2009, Mr. Turek co-founded Mykonos Software, Inc., a provider of fraud and theft security solutions for internet websites, and served on the company’s Board of Directors until 2012. Mr. Turek currently serves on the Board of Directors of Spark Networks, Inc. and BlueTie, Inc. and previously served on the Board of Directors of Greenway Medical Technologies, Inc. from 2005 to 2013.

About EarthLink

EarthLink (EarthLink Holdings Corp., NASDAQ: ELNK) provides managed network, security and cloud solutions for multi-location businesses. We help thousands of specialty retailers, restaurants, financial institutions, healthcare providers, professional service firms and local governments deliver a reliable and engaging customer experience in their stores and branch offices. We do so by building and managing MPLS WAN networks, by providing virtualized infrastructure, security, hosted voice, secure WiFi and compliance solutions, and by offering exceptional customer care. We operate a nationwide network spanning more than 28,000 fiber route miles, with 90 metro fiber rings and secure data centers that provide ubiquitous data and voice IP service coverage. Our EarthLink Carrier™ division sells facilities-based wholesale telecommunications to other providers and our award-winning Internet services connect hundreds of thousands of residential customers across the U.S. For more, visit www.earthlink.com and follow @earthlink, LinkedIn and Google+.